Registrar of Companies
Government Administration Building
133 Elgin Avenue
George Town
Grand Cayman

**Origo Acquisition Corporation (ROC #291201) (the "Company")**

**TAKE NOTICE** that at a Meeting of the Shareholders of the Company held on 11 September 2017, the following special resolution was passed:

It is resolved as a special resolution THAT, provided the Company has received confirmation from the Current Management (as defined in the Company's definitive proxy statement filed with the Securities and Exchange Commission on August 25, 2017) on or before September 12, 2017 that the initial Contribution (as defined in the Company's definitive proxy statement filed with the Securities and Exchange Commission on August 25, 2017) will be received by the Company within seven calendar days from September 12, 2017, the Amended and Restated Memorandum and Articles of Association of the Company be amended by amending Article 48.4 by deleting the introduction of such section in its entirety and replacing it with the following:

48.4 In the event that the Company does not consummate a Business Combination by March 12, 2018 or such earlier date as determined by the Directors:

Sabina Jerrybandan
Authorized Signatory
for and on behalf of
Ogier Global (Cayman) Limited

Dated this 11th day of September 2017

BTLG3-8234235-1